EXHIBIT 5.1

May 19, 2010

Board of Directors
Alpha Natural Resources Inc.
One Alpha Place
P.O. Box 2345
Abingdon, VA  24212

Ladies and Gentlemen:

We have acted as counsel to Alpha Natural Resources, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to Three Million, Two Hundred Fifty Thousand  (3,250,000) shares of the Corporation’s common stock (the “Common Stock”), pursuant to the terms of the Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the Certificate of Incorporation of the Corporation, as restated, the Bylaws of the Corporation, as amended and restated, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Delaware General Corporation Law and case law thereunder.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

BUCHANAN INGERSOLL & ROONEY PC

By: /s/ Amy I. Pandit
       Amy I. Pandit